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                                                                   EXHIBIT 10.21
                          EXECUTIVE SEVERANCE AGREEMENT

         AGREEMENT made this 27th day of March, 1998 between Serologicals Corporation having its principal place of business at 780 Park North Blvd., Suite 110, Clarkston, GA 30021 ("Employer"), and ________________ ("Employee").

         The purpose of this Agreement is to afford Employee additional security concerning his or her employment with Employer by providing for certain termination payments to Employee in the event that there is a Change in Control of Employer as described in the definition of "Change in Control" below. The provisions of this Agreement shall only be effective in the event that there is a Change in Control, and nothing in this Agreement extends or expands Employee's present rights concerning employment with Employer in the absence of a Change in Control or is intended to create a contract, guarantee or promise of continued employment by the Employer or alter the compensation that the Employee could reasonably expect in the absence of a Change in Control. The Employer shall have no obligation hereunder if the Employee's employment shall have been terminated for any reason prior to a Change in Control. It is acknowledged and agreed that even if Employee is in fact an employee of a subsidiary of Employer the provisions hereof shall nevertheless remain applicable as if Employee were employed by Employer.

         Based upon the foregoing, and in consideration of Employee's continued employment with Employer, Employer agrees as follows:

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         1. TERM. This Agreement shall be effective as of the date first above written through March 27, 2003, provided, however, that this Agreement shall be automatically renewed for successive two (2) year periods thereafter unless one hundred twenty (120) days written notice is given by either party to the other prior to the end of the term then in effect; provided that no termination of the Employee's employment shall affect receipt of a Termination Payment or other benefits hereunder which are payable in respect of a Change in Control which occurred prior to such termination.

         2.       TERMINATION.

                  (a) TERMINATION BY EMPLOYER OR CONSTRUCTIVE DISMISSAL BY EMPLOYER AFTER A CHANGE IN CONTROL. Except in the case of a termination for Disability by Employer, if any time within two (2) years after the occurrence of a Change in Control, either (i) Employer terminates Employee's employment, or
(ii) Employee terminates his or her employment following a Constructive Dismissal by Employer, then Employee shall be paid an amount equal to the Termination Payment.

                  (b) TERMINATION PAYMENT. The Termination Payment shall be paid in a lump sum and shall equal the product of (x) 2.0 and (y) the Employee's combined annual base salary and bonus, averaged over the most recent three (3) year period immediately prior to the Change in Control. With respect to the year in which the Employee's employment is terminated, the above calculation shall include the full year's base salary and any bonus or incentive compensation to which the Employee would have been entitled had the Employee's employment not been terminated in such year. In the event that Employee becomes entitled to the Termination Payment, if any of the Termination Payment


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will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the
Internal Revenue Code of 1986, as amended (the "Code"), the Employer shall pay to Employee, an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Termination Payment and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Termination Payment. For purposes of determining whether any of the Termination Payment will be subject to the Excise Tax and the amount of such Excise Tax, (x) any other payments or benefits received or to be received by Employee in connection with a Change in Control or the termination of Employee's employment (whether pursuant to the terms of this agreement or any other plan, arrangement or agreement with the Employer, any person whose actions result in a Change in Control or any person having such a relationship with the Employer or such person as to require attribution of stock ownership between the parties under section 318(a) of the Code) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Employer's independent auditors and reasonably acceptable to Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, (y) the amount of the Termination Payment which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the


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Termination Payment or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (x), above, and after deducting any excess parachute payments in respect of which payments have been made under this clause (y)), and (z) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Employer's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of residence upon the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee's employment, Employee shall repay to the Employer at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make an additional gross-up payment in respect of such excess (plus any

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interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (c) TIME OF PAYMENT. Employer shall pay any amounts due to Employee under subparagraph 2(a) upon the later of (x) if Employee is requested by Employer to be Reasonably Available during the Transition Period, the end of the Transition Period or (x) termination of Employee's employment.

                  (d) BENEFITS. In the event of a termination of employment of the Employee pursuant to paragraph 2, the Employee shall be entitled to the following provisions:

                      (i) all Employer provided executive perquisites, including, without limitation, any automobile allowance, provided to Employee at the time of the Change in Control shall continue to be provided to Employee for two (2) years at the Employer's sole expense;

                      (ii) all Employer provided employee health insurance benefits provided to Employee at the time of the Change in Control shall continue to be provided to Employee for two (2) years at the Employer's sole expense or the Employer may, at its election, provide the Employee with the cash equivalent of the premiums then payable by the Employer for such health insurance;

                      (iii) Employer shall contribute for two (2) years to the Employee's 401(k) Plan account an amount equal to the average of the Employer's contribution, if any, for the three (3) years prior to the Change in Control;

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                      (iv) the Employee shall immediately vest in any Employer
contributions to the Employee's 401(k) Plan account; and

                      (v) except to the extent such actions shall make "pooling of interests" accounting unavailable to a Change of Control transaction approved by the Employer's Board of Directors, all outstanding and unvested stock options held by the Employee shall immediately vest and become exercisable and such exercise period shall extend for the remainder of the original term of such options without giving effect to any shorter term of such options as a result of the termination of the Employee's employment.

           (e) NO OTHER SEVERANCE PAYMENTS. If Employee receives a payment under subparagraph 2(a), Employee shall not be entitled to any severance payments that might otherwise be payable to Employee, whether by employment contract or otherwise.

           (f) TRANSITION PERIOD. Upon the termination of Employee's employment resulting in the Employee being entitled to receive the Termination Payment, Employee shall be Reasonably Available during the Transition Period to assist the Employer in the transition of the business of the Employer and the transactions effected as part of the Change of Control, and the Employer shall continue for the Transition Period to (x) pay Employee at a rate equal to the higher of (i) the average annual base salary and bonus used to calculate the Termination Payment and (ii) the Employee's rate of pay immediately prior to Employee's termination of employment and (y) provide benefits to Employee that Employee was receiving immediately prior to the Transition Period.

      3. CERTAIN DEFINITIONS. For purposes of this agreement, the following terms have the meanings indicated:


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                  (a) "Constructive Dismissal by Employer" shall occur if
Employer demotes Employee from his or her present position; changes Employee's title or reporting relationship which results in a diminution of the position, duties, authority or responsibility of Employee; significantly reduces Employee's duties; materially decreases Employee's benefits or compensation by 10% or greater; significantly increases Employee's duties or responsibilities without a corresponding change of title and increase in compensation; or relocates Employee to a location outside of the community where Employee is employed as of the date of the Change in Control.

                  (b) "Change in Control" shall mean the occurrence of any of the events described below:

                      (i) a change, within a period of 24 months or less, in the composition of the Board of Directors of the Employer, such that at any time the majority of directors who are then serving were not serving at the beginning of such period, unless at such date of determination, such directors were nominated upon the recommendation of a majority of the Board of Directors who were directors at the beginning of such period;

                      (ii) any "person" (as such term is defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than the Employee, or any group of which the Employee is a member (within the meaning of Rule 13d-1(f) of the Rules and Regulations promulgated under the 1934 Act), or an "Affiliate" or "Associate" (as such terms are defined in Rule 405 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended) thereof, becomes a beneficial owner (as defined in Section 13(d)(3) of the 1934 Act), directly or indirectly, of


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(x) securities of the Employer representing thirty percent (30%) or more of the
Employer's then outstanding securities having the right to vote for the election of directors; PROVIDED, that the acquisition by the Employer of another corporation or the assets thereof or a similar transaction in which the Employer issues securities representing 30% or more of the total number of votes that may be cast for the election of directors of the Employer to such a "person" shall not constitute a "Change in Control" if (1) the Employer is the surviving corporation, (2) within a 12 month period after the closing of such transaction the Chief Executive Officer of the Employer who was serving as such immediately preceding the signing of the acquisition (or similar) agreement relating to such transaction neither had been terminated by the Employer (other than for cause) nor has such Chief Executive Officer terminated his or her employment following a Constructive Dismissal by Employer and (3) the Board of Directors of the Employer shall not change over a 24 month period, in connection with or as a consequence of such transaction, by more than 30%; or (y) all or substantially all of the assets of the Employer;

                  (iii) commencement (within the meaning of Rule 14d-2 of the Rules and Regulations promulgated under the 1934 Act) of a "tender offer" for capital stock of the Employer subject to Section 14(d)(2) of the 1934 Act by any "person" (as defined above) other than the Employer or any group of which the Employee is a member; or

                  (iv) the stockholders of the Employer approve a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer's assets.

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                  (c) "Disability" shall mean termination because of the
Employee's failure to properly and fully perform the duties and responsibilities of his or her employment with the Employer, due to mental or physical illness, for a period of 120 consecutive days, or 180 days, even though not consecutive, within any 360-day period, all as determined in good faith by the Board of Directors of the Employer and supported by medical evidence.

                  (d) "Reasonably Available" shall mean being available in person during regular business hours at the facilities of the Employer where the Employee was principally employed during the twelve (12) month period immediately prior to termination, approximately seven (7) hours per day for each weekday that such facilities are open for business.

                  (e) "Transition Period" shall mean the period of up to two (2) months commencing upon the termination of Employee's employment during which the Employee shall be Reasonably Available at the request of the Employer. The Employer shall specify in writing upon such termination of employment the exact number of days it desires to have the Employee be Reasonably Available.

         4. EFFECT OF EMPLOYER'S MERGER, TRANSFER OF ASSETS OR DISSOLUTION. This Agreement shall not be terminated by any merger or consolidation where Employer is not the consolidated or surviving corporation, transfer of substantially all of the assets of Employer, or voluntary or involuntary dissolution of Employer. In the event of any such merger, consolidation or transfer of assets, the surviving corporation or the transferee of Employer's assets shall be bound by the provisions of this Agreement, and Employer shall


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take all actions necessary to insure that such corporation or transferee is bound by the provisions of this Agreement.

         5. ARBITRATION. Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement, any claim hereunder, or any claim pertaining to any covenant of good faith and fair dealing or any other duty implied by law, shall on the written request of either party served on the other be submitted to arbitration, and such arbitration shall proceed and be governed by the provisions of the American Arbitration Association. Employer and Employee shall, within fourteen
(14) days after such notice, each appoint one person to hear and determine the dispute, and the two appointees, within fourteen (14) days after appointment of both of them, shall jointly select a third impartial arbitrator whose decision shall be final and conclusive upon both parties. The arbitrators shall have the power to alter, amend or modify the terms of this Agreement. The decision of the arbitrators shall be final and binding. The costs of arbitration, including the reasonable attorneys fees of the prevailing party, shall be borne by the losing party. Any such arbitration shall be conducted in Atlanta, Georgia. Arbitration as provided herein shall be the exclusive means to resolve any of the controversies referred to in this paragraph 5.

         6. PARTIAL INVALIDITY. If any provision of this Agreement is held by a court of competent jurisdiction be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

         7. AGREEMENT SUPERSEDES ANY INCONSISTENT PRIOR AGREEMENTS OR UNDERSTANDINGS. The terms of this Agreement supersede any inconsistent prior promises,


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policies, representations, understandings, arrangements or agreements between the parties with respect to the subject matter hereof, whether by employment contract or otherwise.

         8. NOTICES. All notices required or permitted to be given by either party hereunder, including notice of change of address, shall be in writing and delivered by hand, or mailed, postage prepaid, certified or registered mail, return receipt requested, to the other party as follows:

         If to the Employer:                Serologicals Corporation
                                            780 Park North Blvd.
                                            Suite 110
                                            Clarkston, GA 30021
                                            Attn:  Chief Executive Officer

         If to the Employee:                [NAME]
                                            [ADDRESS]

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia applicable to contracts executed in and to be performed solely within such State.

         10. FURTHER ASSURANCES. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.


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         11. COUNTERPARTS. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all counterparts shall constitute but one instrument.

         12. HEADINGS. All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

         13. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the Employer, its successors and assigns and any corporation with which the Employer merges or consolidates or to which the Employer sells all or substantially all of its assets, and upon the Employee and his or her executors, administrators, heirs and legal representatives.

         IN WITNESS WHEREOF, the Employee has executed this Agreement and the Employer has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

                                          SEROLOGICALS CORPORATION

                                          By:___________________________



                                          ------------------------------
                                          Employee Name



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